Exhibit 5(b)

Opinion of Smith & Downey, P.A.

Regarding ERISA Compliance

December 11, 2003

Oxford Health Plans, Inc.

48 Monroe Turnpike

Trumbull, CT 06611

Re:	Oxford Health Plans, Inc. Deferred Compensation Plan
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as your counsel in connection with the preparation of the written documents constituting the Oxford Health Plans, Inc. Deferred Compensation Plan (the “Plan”). This is to confirm our opinion that the provisions of such written documents comply with the requirements of the Employee Retirement Income Security Act of 1974 pertaining to such provisions.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement.

Very truly yours,

/s/ Smith & Downey, P.A.